EXHIBIT 23


                 CONSENT OF INDEPENDENT AUDITORS




THE BOARD OF DIRECTORS AND STOCKHOLDERS
AEROCOM INDUSTRIES, INC.


We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-23113, 33-24071, 33-34612, 33-35055, 33-34613, 33-41325, 33-64852,
33-47454, 33-81430, and 33-92288)and Form S-3 (Nos. 33-61166, 33-63399,
333-01919, 333-13883, 333-44597 and 333-23843) of Unique Mobility, Inc. of our
report dated January 23, 1998, relating to the balance sheets of Aerocom Industries, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report in the Current Report on Form 8-K of Unique Mobility, Inc.



                                              KPMG PEAT MARWICK LLP



Denver, Colorado
March 10, 1998